Exhibit 10.28
EXCLUSIVE CONSULTANCY AGREEMENT
1.	THE PARTIES
This Agreement is made effective January 1, 2006 by and between Ceres, Inc., a Delaware corporation with principal offices at 1535 Rancho Conejo Blvd, Thousand Oaks, CA 91320, hereinafter “Ceres,” and Robert B. Goldberg, Ph.D., an individual, 21907 Canon Dr., Topanga, CA 90290, hereinafter “Consultant.”

THE PARTIES HERETO CONVENANT AND AGREE AS FOLLOWS:
2.	CONSULTANCY SERVICES
2.1	Consultant agrees to render consultancy services to Ceres in the following field: plants, agriculture, genomics, agricultural biotechnology, agricultural chemicals, plant-derived chemicals, pharmaceuticals or other compounds, production of chemicals, pharmaceuticals or other compounds in plants, energy, seeds, food, feed, food or feed processing, and nutrition (the “Field”). Such services are referred to hereinafter as the “Consultancy Services.”

2.2	Consultancy Services will be rendered at Ceres’ election at Ceres’ premises in Thousand Oaks or at any other location agreed to by the Parties. Consultancy Services will be rendered on the dates or during the time periods as may be agreed to by the Parties, provided that Consultant shall make himself available for Consultancy Services at least one day per month, and that Consultancy Services shall not exceed thirty-seven (37) days per year.

2.3	Within the framework of the Consultancy Services, Consultant will comply with specific requests from the following Ceres officers: Richard Flavell, Richard Hamilton or any person designated by either of the foregoing

2.4	During the term of this Agreement, Consultant will not render consultancy or other services to any third party in the Field, nor enter into any agreement with or perform any activity in the field for the benefit of any company or other for-profit organization other than Ceres.
3.	COMPENSATION
3.1	As compensation for the Consultancy Services, Ceres hereby waives the repayment of the loan in the amount of $15,500 extended by Ceres to Consultant on May 22, 2000 and the payment of any interest of such loan; the total amount of loan and interest waived by Ceres, plus the estimated taxes to you, grossed up, is $30,392.14.

3.2	Ceres will reimburse out-of-pocket expenses reasonably incurred by Consultant in the performance of the Consultancy Services up to a maximum of $40,000 per year, provided that Consultant furnishes to Ceres supporting receipts or other written substantiation of such expenses.
4.	OWNERSHIP. INTELLECTUAL PROPERTY RIGHTS. EXPLOITATION.
4.1	Ceres will exclusively own any material, information, data, technology, processes, procedures, formulas, software, or other findings or inventions resulting from the performance of the Consultancy Services (hereinafter “Results”). Ceres will have the exclusive rights to protect any of the Results through patents or copyright, trade secret or any other intellectual property protection, and any intellectual property rights arising therefrom will belong exclusively to Ceres. In case Consultant makes or contributes to any invention forming part of the Results, Consultant hereby assigns its rights in any such invention to Ceres. Consultant shall render such assistance as may be required for assigning any rights Consultant may have in such invention to Ceres or Ceres’ designee and for protecting such invention and enforcing any patent or other intellectual property rights on such invention, including, but not limited to the signing of documents. Consultant or any inventor of Consultant will be recognized in patent applications on an invention which is part of the Results in accordance with the U.S. patent law.

4.2	Consultant will promptly disclose to Ceres any Results which may be eligible for patent, copyright, trade secret or other intellectual property protection.

4.3	After the expiration or termination of this Agreement, Ceres shall compensate Consultant at a reasonable rate for time actually spent by Consultant at Ceres’ request on assistance pursuant to Article 4.1.

4.4	Ceres will have the exclusive right to use and commercialize any of the Results.
5.	CONFIDENTIALITY
5.1	“Confidential Information” is any information which comes to Consultant’s knowledge in connection with the Consultancy Services. Confidential Information may be disclosed or provided in oral, written, electronic, graphic, photographic or any other form, or may be observed by Consultant. By way of illustration, but not limitation, Confidential Information includes Results (as defined in Article 4.1) business, development and research strategy, risk, analysis, intellectual property and intellectual property strategy, inventions, ideas, know-how, trade secrets, data, techniques, formulas, methods, processes, software programs, marketing plans, market data, data concerning competitors’ strategies compiled by Ceres, forecasts, financial information, customers, customers lists, confidential information provided by third parties to Ceres and any other information concerning Ceres or Ceres’ affiliates actual or anticipated business.

5.2	Consultant agrees, unless Consultant has received the express written consent of Ceres to the contrary, which consent shall be limited to the particular instance and restricted to such of the Confidential Information as may be expressly designated by Ceres, (i) to hold the Confidential Information in strict confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions Consultant customarily employs with respect to its confidential information), (ii) not to divulge any of the Confidential Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of the Confidential Information except for the purpose of the Consultancy Services, and (iv) not to reverse engineer or disassemble any of the Confidential Information. The obligations set forth in this Article 5.2 shall expire five (5) years after the expiration or termination of this Agreement.
5.3	Without granting any right of license, Ceres agrees that the obligations in Section 5.2 shall not apply with respect to any information that Consultant proves (i) is or through no improper action or inaction or breach by Consultant of any provision of this Agreement or any other similar agreement to which Consultant is a party, has been made generally available or known to the public, or (ii) was already in the possession of Consultant prior to receipt from Ceres, or (iii) was rightfully disclosed to Consultant by a third party (provided that Consultant is in compliance with any restrictions imposed by the third party with respect to such disclosure).

5.4	In the event that Consultant is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Consultant shall provide Ceres with prompt written notice of any such request or requirement so that Ceres may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Ceres, Consultant is nonetheless, in the written opinion of Consultant’s counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Consultant may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Consultant is legally required to be disclosed; provided, that Consultant exercises its best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with Ceres to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.

5.5	Immediately upon (i) the expiration or termination of this Agreement, or (ii) a request by Ceres at any time, Consultant will turn over to Ceres all Confidential Information and all copies thereof, and will destroy all extracts, studies, analyses, notes or other writings that contain or refer to information contained in the Confidential Information. Notwithstanding the return or destruction of the Confidential Information, Consultant will continue to be bound by his obligations of confidentiality and other obligations hereunder.

5.6	The Confidential Information including any material support containing Confidential Information will remain the exclusive property of Ceres and Consultant will not acquire any right, title, license or interest on or to the Confidential Information, the supports containing Confidential Information, or any patent covering Confidential Information.
6.	REPRESENTATIONS AND WARRANTIES BY CONSULTANT.
6.1	Consultant represents and warrants to Ceres that neither the execution and delivery of this Agreement nor the carrying out of any of the Consultancy Services or obligations of Consultant under this Agreement will in any respect result in any violation of or be in conflict with any term or provision of any agreement, document or instrument to which Consultant is a party or by which Consultant is bound. Consultant agrees not to divulge to Ceres any information which would violate any such agreement, document or instrument, nor to divulge to Ceres any trade secrets of prior employers or contracting parties.
7.	LIMITATION OF LIABILITY.
7.1	Neither Party shall be liable for indirect, special, remote, incidental, or consequential damages or loss of profit in connection with this Agreement or its implementation.
8.	STATUS OF CONSULTANT. TAXES.
8.1	Consultant will perform the Consultancy Services as an independent consultant. Consultant will not be deemed an employee of Ceres.

8.2	Consultant will be responsible for the payment of any taxes, social security contributions or other levies which may be applicable to Consultant’s compensation received pursuant to this Agreement.
9.	GENERAL CONDITIONS.
9.1	Notices.
All notices and other communications provided for under this Agreement will be in writing mailed by first-class, registered or certified mail, postage prepaid, or delivered personally, by overnight delivery service or by facsimile followed by a confirmation copy delivered by overnight delivery, and in each case will be addressed to the Parties at the following addresses:

For Ceres:	Chief Executive Officer
Ceres, Inc.
1535 Rancho Conejo Blvd
Thousand Oaks, CA 91320

Telephone: (805) 376-6500
Facsimile: (805) 376-6549

For Consultant:	Robert B. Goldberg, Ph.D.
21907 Canon Drive
Topanga, CA 90290
Telephone: (310) 455-4028
Facsimile: (310) 825-8201
Either Party may by like notice specify or change an address to which notices and communications will thereafter be sent. Notices sent by facsimile will be effective upon confirmation of receipt, notices sent by mail or overnight deliver will be effective on receipt and notices given personally will be effective when delivered.
9.2	Entire Agreement.
This Agreement incorporates the entire agreement between Ceres and Consultant relating to the Consultancy Services and supersedes all prior agreements and understandings, whether written or oral, which respect to such subject matter.
9.3	Amendments.

This Agreement, including its annexes, may only be amended by a written document signed by duly authorized representatives of the Parties.
9.4	Ambiguities.

In case of ambiguity between this Agreement and its annexes, the contents of the agreement shall prevail.

9.5	Number of copies.

This Agreement including its annexes is being made in two (2) copies, one for each Party.

9.6	Assignment. Subcontracts.

Ceres has concluded this Agreement with Consultant in view of Consultant’s specific qualifications and Consultant shall not have the right to assign any of its rights or obligations under this Agreement nor to sub-contract any part of the Consultancy Services activities to any third party, except with the prior written approval of Ceres. Ceres has the right to assign its rights and obligations under this Agreement to an affiliate of Ceres.

9.7	Ceres’ Premises

Consultant will abide with any rules and regulations relating to safety, security and protection of Confidential Information which Ceres may bring to the attention of Consultant when he is visiting Ceres’ premises.

9.8	Equitable Remedies.

It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by Consultant and that Ceres is entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by Consultant of this Agreement but shall be in additions to all other remedies available at law or equity to Ceres.

9.9	Governing Law. Jurisdiction

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to the principles of conflicts of law thereof. The Parties agree that any dispute regarding the interpretation, performance or validity of, or otherwise arising out of, this Agreement shall be subject to the exclusive jurisdiction of the California State Courts having jurisdiction in San Francisco County, California, or, in the event of federal jurisdiction, the United States District Court for the Northern District of California, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts and not to seek the transfer of any action or proceeding out of such courts.
10.	DURATION
10.1	This Agreement will enter into force on the date first written hereinabove and will remain in full force and effect until December 31, 2010.

10.2	Either Party will have the right to terminate this Agreement unilaterally by registered letter addressed to the other Party in case the other Party has committed a breach of any of its obligations under this Agreement and has failed to remedy such breach within thirty (30) days from receipt of a registered letter specifying the breach.

10.3	The provisions of Articles 4, 5, 7.1, 9.8 and 9.9 will survive the expiration or termination of this Agreement.

Made in two (2) copies.

Consultant	Ceres, Inc.

/s/ Robert B. Goldberg Robert B. Goldberg, Ph.D.	/s/ Richard Hamilton Richard Hamilton
Chief Executive Officer

AMENDMENT I
to the Exclusive Consultancy Agreement effective as of January 1, 2006 between Ceres, Inc. and Robert B. Goldberg, Ph.D. (the “Agreement”).
1.	The Parties agree to add an additional clause to Article 3.1. at the end, as follows:
As additional compensation for the Consultancy Services, Consultant will be granted annually, as long as this Agreement including its clause 2.4. is in force, options to purchase 15,000 shares of common stock of Ceres up to a maximum of 60,000 shares in total, subject to approval by the Board of Directors, on the terms set forth in the Notices of Grant and related option plan documents. Four (4) year vesting schedules will apply.
2.	For the remainder, the Agreement remains unchanged and this Amendment I shall form an integral part thereof.
Made in two (2) copies.

CONSULTANT		CERES, INC.

By: Name:	/s/ Bob Goldberg Robert B. Goldberg, Ph.D.	By: Name:	/s/ Richard Hamilton Richard Hamilton
		Title:	Chief Executive Officer
Date: November 17, 2006

AMENDMENT II
to the Exclusive Consultancy Agreement effective as of January 1, 2006 between Ceres, Inc. and Robert B. Goldberg, Ph.D., as amended (the “Agreement”).
1.	The Parties agree to amend Article 10.1 of the Agreement so as to read as follows:
“This Agreement will enter into force on the date first written hereinabove and will remain in full force and effect until January 1, 2013.”
2.	The Parties agree that this Amendment II is effective as of December 31, 2010.

3.	For the remainder, the Agreement remains unchanged and this Amendment II shall form an integral part thereof.
Made in two (2) copies.

CONSULTANT		CERES, INC.

By: Name:	/s/ RB Goldberg Robert B. Goldberg, Ph.D.	By: Name:	/s/ Richard Hamilton Richard Hamilton
		Title:	President & Chief Executive Officer

AMENDMENT III
to the Exclusive Consultancy Agreement effective as of January 1, 2006 between Ceres, Inc. and Robert B. Goldberg, Ph.D., as amended (the “Agreement”).
1.	The Parties agree to amend the second clause of Article 3.1 so as to read as follows:
As additional compensation for the Consultancy Services, Consultant will be granted options to purchase 15,000 shares of common stock of Ceres, subject to approval by the Board of Directors, on the terms set forth in the Notice of Grant and related option plan documents. Four (4) year vesting schedule will apply.
2.	For the remainder, the Agreement remains unchanged and this Amendment III shall form an integral part thereof.
Made in two (2) copies.

CONSULTANT		CERES, INC.

By:	/s/ Robert Goldberg	By:	/s/ Richard Hamilton

Name: Robert B. Goldberg, Ph.D.		Name: Richard Hamilton
Title: Chief Executive Officer
Date: July 22, 2011